Exhibit 16.1

July 6, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 6, 2017, of ICON ECI Fund Sixteen ("the Fund") and are in agreement with the statements contained in the paragraphs therein concerning our Firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP